WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

NOVEMBER 30, 2007 AND 2006

AUDITORS’ REPORT

TO THE SHAREHOLDERS OF WEALTH MINERALS LTD.

(An Exploration Stage Company)

We have audited the consolidated balance sheet of Wealth Minerals Ltd. (an exploration stage company) as at November 30, 2007 and the consolidated statements of operations and deficit, cash flows and shareholders’ equity for the year ended November 30, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2007 and the results of its operations and its cash flows for the year ended November 30, 2007 in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at November 30, 2006 and for the years ended November 30, 2006 and 2005 were audited by another firm of auditors who expressed an opinion without reservation in their report dated March 16, 2007.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada

March 26, 2008

COMMENTS BY AUDITORS FOR US READERS

In the United States, reporting standards of the PCAOB for auditors requires the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going-concern, such as described in note 1 to the consolidated financial statements.  Our report to the shareholders dated March 26, 2008 is expressed in accordance with Canadian reporting standards, which does not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada

March 26, 2008

WEALTH MINERALS LTD.

(An Exploration Stage Company)

November 30, 2007

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders’ Equity

Notes to the Consolidated Financial Statements

WEALTH MINERALS LTD.

 (An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

AS AT NOVEMBER 30

	2007	2006

ASSETS

Current
Cash and cash equivalents	$ 4,267,224	$ 1,766,691
Accounts receivable	1,573,438	137,218
Prepaid expenses	40,082	21,719
Refundable acquisition fee (note 7)	100,000	100,000
	5,980,744	2,025,628

Equipment (note 6)	34,603	19,173
Mineral properties (note 8)	12,427,134	8,770,354
Investment (note 9)	1	1

	$ 18,442,482	$ 10,815,156

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 651,086	$ 251,771
Due to related parties (notes 5 and 13)	17,464	40,250
	668,550	292,021

Future income tax liability (note 14)	-	155,447
	668,550	447,468

Shareholders’ equity
Capital stock (note 10)	30,805,743	18,836,685
Contributed surplus (notes 11 and 12)	4,384,910	1,289,292
Share subscriptions received	-	4,000
Deficit	(17,416,721)	(9,762,289)
	17,773,932	10,367,688

	$ 18,442,482	$ 10,815,156

NATURE AND CONTINUANCE OF OPERATIONS (note 1)

CONTINGENCY AND COMMITMENT (note 16)

SUBSEQUENT EVENTS (note 19)

On behalf of the Board:

 (signed)“Henk Van Alphen”

(signed)“ Jeffrey Pontius”

Hendrik Van Alphen, Director

Jeffrey A. Pontius, Director

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Expressed in Canadian Dollars)

YEARS ENDED NOVEMBER 30

	2007	2006	2005
Administrative expenses
Amortization	$ 9,533	$ 5,157	$ 4,051
Consulting (note 13(a))	2,837,599	663,262	370,314
Listing and transfer agent	104,104	59,426	35,340
Office and administration (note 13(b))	245,272	101,232	54,419
Professional fees (note 13)	333,375	263,870	125,413
Property investigation	180,122	72,184	64,180
Rent (note 13(b))	21,075	32,367	51,673
Salaries and benefits	189,921	91,884	146,023
Shareholders’ communications	821,137	278,223	229,745
Travel	306,628	409,998	131,166

Loss before other items	(5,048,766)	(1,977,603)	(1,212,324)

Other items
Interest income	178,174	61,716	46,627
Write off of mineral properties	(2,905,513)	-	(96,880)
Gain on disposal of equipment	-	-	131
Loss on foreign exchange	(59,677)	(15,892)	(18,734)
	(2,787,016)	45,824	(68,856)

Loss before income taxes	(7,835,782)	(1,931,779)	(1,281,180)
Future income tax recovery	181,350	-	-
Net loss and comprehensive loss for the year	(7,654,432)	(1,931,779)	(1,281,180)

Deficit, beginning of year	(9,762,289)	(7,830,510)	(6,549,330)

Deficit, end of year	$ (17,416,721)	$ (9,762,289)	$ (7,830,510)

Basic and diluted loss per share	$ (0.32)	$ (0.11)	$ (0.11)

Basic and diluted weighted average common shares outstanding	24,254,256	17,145,600	11,648,823

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

YEARS ENDED NOVEMBER 30

	2007	2006	2005
Cash provided by (used for)
Operating activities
Net loss for the year	$ (7,654,432)	$ (1,931,779)	$ (1,281,180)
Items not affecting cash:
Amortization	9,533	5,157	4,051
Stock-based compensation	2,958,624	596,506	229,531
Gain on disposal of equipment	-	-	(131)
Unrealized gain on foreign exchange	10,360	-	-
Future income tax recovery	(181,350)	-	-
Write off of mineral properties	2,905,513	-	87,740
Changes in non-cash working capital:
Accounts receivable	(357,185)	(64,708)	(29,722)
Prepaid expenses	(18,364)	36,779	122,748
Due to related parties	(22,786)	166	14,559
Accounts payable and accrued liabilities	167,184	64,841	135,511
Refundable acquisition fee	-	-	(187,740)
Cash used in operating activities	(2,182,903)	(1,293,038)	(904,633)
Investing Activities
Purchase of equipment	(24,963)	(9,513)	(8,854)
Proceeds on disposal of equipment	-	-	3,580
Working capital from acquisition of subsidiary	(912,953)	-	-
Expenditures on mineral properties	(3,609,243)	(4,880,495)	(1,551,044)
Cash used in investing activities	(4,547,159)	(4,890,008)	(1,556,318)
Financing activities
Issuance of capital stock, net of costs	9,244,955	5,939,328	1,638,500
Share subscriptions receivable	(4,000)	4,000	30,375
Cash provided by financing activities	9,240,955	5,943,328	1,668,875

Foreign exchange effect on cash	(10,360)	-	-

Increase (decrease) in cash and cash equivalents	2,500,533	(239,718)	(792,076)

Cash and cash equivalents, beginning of year	1,766,691	2,006,409	2,798,485

Cash and cash equivalents, end of year	$ 4,267,224	$ 1,766,691	$ 2,006,409
Represented by:
Cash	$ 767,224	$ 355,390	$ 494,280
Term deposits	3,500,000	1,411,301	1,512,129
	$ 4,267,224	$ 1,766,691	$ 2,006,409

Supplementary disclosure (note 15)

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Expressed in Canadian Dollars)

YEARS ENDED NOVEMBER 30

		Common			Deficit
		Shares	Shares		Accumulated
	Number	Issued and	Subscriptions	Contributed	Exploration
	of Shares	Fully Paid	Received	Surplus	Stage	Total
Balance: November 30, 2004	10,551,142	$ 8,991,903	$ (30,375)	$ 532,560	$ (6,549,330)	$ 2,944,758
Issuance of shares for cash:
Exercise of warrants	1,682,500	929,500	-	-		929,500
Exercise of options	95,000	57,500	-	-		57,500
Private placement	1,150,000	651,500	-	-		651,500
Shares issued for property	200,000	238,000	-	-		238,000
Subscriptions received		-	30,375	-		30,375
Stock-based compensation		42,910	-	292,452		335,362
Net loss for the year				-	(1,281,180)	(1,281,180)
Balance: November 30, 2005	13,678,642	10,911,313	-	825,012	(7,830,510)	3,905,815
Issuance of shares for cash:
Exercise of warrants	3,289,500	2,537,600	-	-	-	2,537,600
Exercise of options	730,000	537,250	-	-	-	537,250
Private placement	1,700,000	3,035,000	-	-	-	3,035,000
Shares issued for commission	43,000	75,250	-	-	-	75,250
Shares issued for property	1,100,000	1,843,000	-	-	-	1,843,000
Shares issuance costs		(321,417)	-	-	-	(321,417)
Subscriptions received		-	4,000	-	-	4,000
Stock-based compensation		374,136	-	464,280	-	838,416
Future income tax effect of flow-through shares		(155,447)	-	-	-	(155,447)
Net loss for the year		-	-	-	(1,931,779)	(1,931,779)
Balance: November 30, 2006	20,541,142	18,836,685	4,000	1,289,292	(9,762,289)	10,367,688
Issuance of shares for cash:
Exercise of warrants	355,565	626,183	(4,000)	-	-	622,183
Exercise of options	1,270,858	1,739,966	-	-	-	1,739,966
Private placement	3,707,000	7,414,000	-	-	-	7,414,000
Shares issued for property	460,000	1,661,300	-	-	-	1,661,300
Acquisition of Madero	300,000	1,017,000	-	-	-	1,017,000
Shares issuance costs		(1,236,911)	-	-	-	(1,236,911)
Future income tax effect of flow-through shares		(25,903)	-	-	-	(25,903)
Stock-based compensation		773,423	-	3,095,618	-	3,869,041
Net loss for the year		-	-	-	(7,654,432)	(7,654,432)

Balance: November 30, 2007	26,634,565	$ 30,805,743	$ -	$ 4,384,910	$ (17,416,721)	$ 17,773,932

WEALTH MINERALS LTD.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

Years Ended November 30, 2007 and 2006

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company’s principal business activity is the exploration for and development of mineral properties, primarily in Argentina, Peru and Canada.  The Company considers itself to be an exploration stage company.

The business of exploring for mining and minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for minerals properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their exploration, development, and future profitable operations, or sale of the mineral properties.

These consolidated financial statements were prepared on a “going-concern” basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  As at November 30, 2007, the Company had working capital of $5,312,194 (2006 - $1,733,607).  The Company does not currently hold any revenue-generating properties and thereby continues to incur losses.  The Company has an accumulated deficit of $17,416,721 as at November 30, 2007 (2006 - $9,762,289).

The Company’s ability to discharge its liabilities and fulfill its commitments as they come due is dependent upon its success in obtaining equity financing and, ultimately, on locating economically recoverable ore resources and attaining profitable operations.  Failure to continue as a going-concern would require the restatement of assets and liabilities on a liquidation basis, which could differ materially from the going-concern basis.

These financial statements do not reflect adjustments that would be necessary if the going-concern assumptions were not appropriate because management believes that actions taken or planned will mitigate the adverse conditions that raise doubts about the Company’s viability.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Accounts specifically requiring the use of management’s best estimates and assumptions in determining carrying values are estimates of receivables, accounts payable and accrued liabilities, the carrying value of mineral properties, estimates of asset retirement obligations and reclamation costs, the allocation of fair value to the acquisition of Madero Minerals S.A.C., determining the variables used in the calculation of stock-based compensation and the effects of future income taxes. Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Triband Resource US Inc. (incorporated in Nevada, U.S.A.), which was disposed of in 2007, Wealth Minerals Peru, S.A.C. (incorporated in Peru) and Madero Minerals S.A.C. (incorporated in Argentina).  All significant inter-company balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash in bank accounts and term deposits that are considered highly liquid investments readily convertible to known amounts of cash with negligible risk of changes in value because of changes in interest rates.

Mineral properties

The Company capitalizes all costs related to investment in mineral properties on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company’s mineral rights are allowed to lapse.

All capitalized costs are reviewed on a property-by-property basis to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received. The amount shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Capitalized costs will be depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets the Company is required to settle.  This would include obligations related to future removal of property and equipment, and site restoration costs.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived assets is increased by the same amount as the liability.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future, be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs.  Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.  Environmental expenditures that relate to ongoing environmental and reclamation programs will be recognized as a charge in the Statements of Operations as incurred or capitalized and amortized depending upon their future economic benefits.  The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration.  Therefore, estimated future removal and site restoration costs are presently considered minimal.

Equipment

Equipment is recorded at cost and is being amortized over their estimated useful lives at the following rates:

Computer equipment	30% declining balance basis
Software	Two years straight line
Office furniture and equipment	20% declining balance basis

Additions during the year are amortized at one-half the annual rate.

Investment

Investments other than derivatives are classified as available-for-sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are included in operations.

Foreign currency translation

The functional and reporting currency of the Company is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average quarterly rate of exchange.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

Loss per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method.  Diluted loss per share amounts have not been presented as the effect of outstanding options and warrants is anti-dilutive.

Stock-based compensation

The Company accounts for stock-based compensation expense using the fair value based method with respect to all stock-based payments to directors, employees and non-employees, including awards that are direct awards of stock and call for settlement in cash or other assets, or stock appreciation rights that call for settlement by the issuance of equity instruments.  Under this method, stock-based payments are recorded as an expense over the vesting period or when the awards or rights are granted, with a corresponding increase to contributed surplus.  When stock options are exercised, the corresponding fair value is transferred from contributed surplus to capital stock.

Income taxes

Future income taxes are recorded using the asset and liability method.  Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled.

The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.  To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Flow-through common chares

Under the terms of Canadian flow-through share legislation, the tax attributes of qualifying mineral exploration expenditures are renounced to the flow-through share subscribers.  To recognize the foregone tax impact, capital stock is reduced and future income tax liability is recognized at the time the related expenditures are renounced.  Losses for income tax purposes are reduced by the amount of the flow-through renunciation.

Revenue recognition

Interest income is recorded as earned at the stated rate of interest of the term deposits over the term to maturity.

Future accounting changes

i)

Capital Disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital. The new section is effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of this new section on its consolidated financial statements.

ii)

Financial Instruments

In February 2007, the CICA issued two new standards, Section 3862, “Financial Instruments Disclosures”, and Section 3863, “Financial Instruments Presentation”. Theses sections will replace the existing Section 3861 “Financial Instruments Disclosure and Presentation”. Section 3862 provides users with information to evaluate the significance of the financial instruments of the entity’s financial position and performances, nature and extent of risks arising from financial instruments, and how the entity manages those risks.  Within Section 3863 the classification of financial instruments, related interest, dividends, losses and gains, and the circumstances in which financial assets and financial liabilities are offset.  The new sections are effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iii)  Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new sections are effective for years beginning on or after October 1, 2008. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iv)  International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the years ended December 31, 2010 and earlier where applicable. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.

FINANCIAL INSTRUMENTS

(a)

Changes in accounting policies

Effective December 1, 2006, the Company adopted the following new accounting standards issued by the CICA relating to financial instruments.  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

i)

Financial Instruments – Recognition and Measurement (Section 3855)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to October 1, 2006 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

ii)

Comprehensive Income (Section 1530)

Effective December 1, 2006, the Company adopted the CICA Handbook Section 1530, “Comprehensive Income”, which establishes standards for presentation and disclosure of comprehensive income. Comprehensive income is the overall change in the net assets of the Company for the period, other than changes attributed to transactions with shareholders. It is made up of net income and other comprehensive income. The historical make up of net income has not changed. Other comprehensive income includes gains or losses, which GAAP requires to be recognized in a period, but excluded from net income for that period.

(b)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, refundable acquisition fee, accounts payable and accrued liabilities, and due to related parties approximate their fair values because of the short-term maturity of these financial instruments.

(c)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and liabilities.

(d)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies, interest receivable, and rent receivable.  Cash and cash equivalents have been placed with major financial institutions.

(a)

Currency risk

The Company is exposed to foreign currency fluctuations to the extent expenditures incurred are not denominated in Canadian dollars. The Company has not entered into any foreign currency contracts to mitigate this risk.

4.

ACQUISITION OF MADERO MINERALS S.A.C.

On September 12, 2007 (the “Acquisition Date”) the Company exercised its option to acquire 100% of the issued and outstanding shares of Madero Minerals S.A.C. (“Madero”) (note 8). The Madero acquisition is accounted for using the purchase method, with the Company identified as the accounting acquirer. The accompanying consolidated financial statements include the results of operations of Madero from the Acquisition Date. The purchase consideration of $1,017,000 is comprised of the fair value of 300,000 common shares of the Company, which has been allocated to the underlying assets acquired and liabilities as follows:

Amount

Net assets acquired:
Accounts receivable	$ 1,079,035
Less accounts payable and accrued liabilities assumed	(166,082)
912,953

Mineral properties	4,869,489
Less amounts capitalized as mineral property costs in prior years	(529,760)
Less advances to Madero to the Acquisition Date, net of Madero’s cash	(4,235,682)
Net amount allocated to mineral properties	104,047

Net assets acquired	$ 1,017,000

5.

DUE TO RELATED PARTIES

Amounts due to related parties include directors, officers, companies they control, and companies with common directors and/or officers.  The amounts are unsecured, without interest or fixed terms of repayment (note 13).

6.

EQUIPMENT

	2007			2006
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 37,455	$ 19,590	$ 17,865	$ 26,025	$ 14,382	$ 11,643
Software	13,533	2,819	10,714	-	-	-
Office furniture and equipment	17,891	11,867	6,024	17,891	10,361	7,530
	$ 68,879	$ 34,276	$ 34,603	$ 43,916	$ 24,743	$ 19,173

7.

REFUNDABLE ACQUISITION FEE

Mexico/Colombia Project Acquisition Letter of Intent

Under a letter of intent dated December 6, 2004 (as amended January 31, 2005) (“LOI”) between the Company, Geosermin S.A. (“Geosermin”), a Mexican corporation, and Minera San Jorge S.A. de C.V. (“MSJ”), a Mexican corporation, MSJ, Geosermin and/or affiliated companies provided data to the Company with respect to two mineral projects, one in Colombia and one in Mexico.  Under the LOI, the Company advanced MSJ US$150,000 as an advance payment in connection with the acquisition of either the Colombian or Mexican project.  The LOI provides that the advance is to be repaid by MSJ if the Company declines to proceed with the acquisition of both the Colombian and Mexican projects.  The advance is evidenced by a promissory note from MSJ and is secured by the pledge of 250,000 shares of Tumi Resources Ltd. (“Tumi”), a TSX Venture Exchange (“TSXV”) listed company, registered in the name of MSJ. These shares are held by the Company.

Following due diligence, the Company determined not to proceed with the acquisition of either the Colombian or the Mexican projects.  On April 1, 2005, the Company demanded the return of the USD150,000 refundable acquisition payment but, to date, such repayment has not occurred. The Company has determined that it has the legal right to sell the Tumi shares and is proceeding accordingly.  As at November 30, 2007, shares of Tumi closed at $0.68 per share on the TSXV, representing a gross value for the pledged securities of $170,000.  The Company previously wrote down the deposit to a value of $100,000 in 2005.

8.

MINERAL PROPERTIES

The Company incurred the following expenditures on its mineral properties:

	Argentina				Canada		Peru
	Other Properties (note 18)	Diamante-Los Pato (note 18)	San Jorge (note 18)	Total	Mackenzie	Courville		Total
Balance, Nov 30, 2004	$ - -	$ - -	$ - -	$ -	$ -	$ -	$ - -	$ -
Acquisition costs
Cash	123,760	-	-	123,760	80,000	-	-	203,760
Non-cash	140,000	-	-	140,000	98,000	-	-	238,000
	263,760			263,760	178,000			441,760
Exploration costs
Field	144,779	-	118,109	262,888	20,038	-	-	282,926
Personnel	111,681	-	300,326	412,007	244,456	-	-	656,463
Land administration	-	-	-	-	22,759	-	-	22,759
Surveying & mapping	13,675	-	22,312	35,987	226,500	-	-	262,487
Transportation	35,776	-	58,371	94,147	28,502	-	-	122,649
	305,911	-	499,118	805,029	542,255	-	-	1,347,284
Non cash (note 11)	79,374	-	-	79,374	26,457	-	-	105,831
Total expenditures for year	649,045	-	499,118	1,148,163	746,712	-	-	1,894,875
Balance, Nov 30, 2005 (Note	649,045	-	499,118	1,148,163	746,712	-	-	1,894,875

Acquisition costs
Cash	-	-	-	-	25,000	-	186,005	211,005
Non-cash	88,667	273,666	88,667	451,000	378,000	-	1,014,000	1,843,000
	88,667	273,666	88,667	451,000	403,000		1,200,005	2,054,005
Exploration costs
Field	12,922	860,048	21,082	894,052	20,848	-	-	914,900
Personnel	554,724	547,336	371,834	1,473,894	270,877	-	-	1,744,771
Land administration	72,567	45,036	282,312	399,915	29,122	-	-	429,037
Surveying & mapping	116,742	235,664	236,059	588,465	322,441	-	-	910,906
Transportation	37,793	501,465	61,663	600,921	54,675	-	-	655,596
	794,748	2,189,549	972,950	3,957,247	697,963	-	-	4,655,210
Non cash (note 11)	25,054	74,045	29,970	129,069	37,195	-	-	166,264
Total expenditures for year	908,469	2,537,260	1,091,587	4,538,316	1,138,158	-	1,200,005	6,875,479
Balance, Nov 30, 2006	1,557,514	2,537,260	1,590,705	5,685,479	1,884,870	-	1,200,005	8,770,354

Acquisition costs
Cash	-	-	53,260	53,260	-	-	-	53,260
Non-cash	1,370,300	339,000	969,000	2,678,300	-	-	-	2,678,300
	1,370,300	339,000	1,022,260	2,731,560	-	-	-	2,731,560
Exploration costs
Field	76,510	340,275	75,151	491,936	193	-	657	492,786
Personnel	270,537	564,341	522,613	1,357,491	10,674	-	-	1,368,165
Land administration	42,968	-	-	42,968	41,627	-	9,197	93,792
Drilling	-	274,029	-	274,029	-	-	-	274,029
Geology	-	25,824	18,745	44,569	-	-	-	44,569
Surveying & mapping	222	185,291	307,685	493,198	6,004	127,381	-	626,583
Transportation	142,509	435,422	304,177	882,108	-	-	-	882,108
Tax credit	-	-	-	-	(160,000)	-	-	(160,000)
	532,746	1,825,182	1,228,371	3,586,299	(101,502)	127,381	9,854	3,622,032
Non cash (note 11)	-	78,147	102,727	180,874	27,827	-	-	208,701
Total expenditures for year	1,903,046	2,242,329	2,353,358	6,498,733	(73,675)	127,381	9,854	6,562,293
Write off of properties	(1,094,318)	-	-	(1,094,318)	(1,811,195)	-	-	(2,905,513)
	808,728	2,242,329	2,353,358	5,404,415	(1,884,870)	127,381	9,854	3,656,780

Balance, Nov 30, 2007	$ 2,366,242	$ 4,779,589	$ 3,944,063	$11,089,894	$ -	$127,381	$1,209,859	$12,427,134

Other Properties, Argentina

Madero Uranium Project, Argentina

Pursuant to an agreement dated July 11, 2005 (“LOI”) between the Company and the individual shareholders of Madero Minerals S.A. (“Madero”), a private Argentinean corporation, the Company has the option (subject to regulatory acceptance - received October 21, 2005) to acquire all of the outstanding securities of Madero from its shareholders.  In order to exercise the option, the Company is required to pay the shareholders USD 100,000 (paid) and issue the shareholders an aggregate of 600,000 common shares of the Company, as follows: 100,000 shares 10 days after regulatory acceptance (issued), 200,000 shares on or before November 8, 2006 (issued), and 300,000 shares on or before November 8, 2007 (issued) (Note 4). Pursuant to the exercise of its option, Madero became a wholly-owned subsidiary of the Company effective September 12, 2007.

At the time of the execution of the LOI, Madero held, or had applied for, 17 prospective uranium properties in Argentina.  Based upon initial work completed by the Company, 16 of the properties have been dropped, and further work has focused on the two remaining projects, Alemania and Amblayo.  In addition, subsequent to the execution of the LOI, Madero has continued to actively seek out and apply for/acquire additional prospective uranium properties, which would be acquired by the Company upon the exercise of the option to acquire Madero.  Although Madero believes that the majority of such applications will be successful, there can be no assurance that all or any of such exploration concessions (“cateos”) will be granted.  Madero may determine to abandon some of such applications in order to secure title to others of the cateos applied for. As of November 30, 2007, the Company has written down these properties by $1,094,318.

South Galan Property, Argentina

Pursuant to a Letter of Intent for Joint Venture dated March 22, 2006 (as amended by a letter dated August 12, 2006) (the “LOI”) between the Company and two individual prospectors, based upon information provided by the prospectors, the Company applied for five cateos in Salta and Catamarca provinces, Argentina, referred to as the “South Galan Property”.  Pursuant to the LOI and upon such applications having been made, the Company is required to issue an aggregate 50,000 common shares to the Prospectors, subject to TSXV acceptance (received July 23, 2007).  All cateos have been granted.

Salta Province

Pursuant to an option agreement dated May 29, 2007 between the Company and an Uruguayan corporation, as accepted by the optionor on July 30, 2007, the Company has an option to acquire a 100% interest in and to one cateo in Salta Province in consideration for the issuance of an aggregate of 200,000 common shares, as to 100,000 common shares (issued) 30 days after TSXV acceptance of the agreement (September 20, 2007) and the balance of 100,000 common shares on the first anniversary of the date of such acceptance.

Jujuy Province

Pursuant to an option agreement dated May 29, 2007 between the Company and two South American individuals, as accepted by the vendors on May 30, 2007, the Company has the option to acquire a 100% interest in and to one cateo in Jujuy Province in consideration for the issuance of an aggregate of 200,000 common shares, as to 100,000 common shares (issued) 30 days after TSXV acceptance of the agreement (September 20, 2007) and the balance of 100,000 common shares on the first anniversary of the date of such acceptance.

Diamante-Los Patos Project, Argentina

The Diamante-Los Patos Property consists of 16 cateos and 13 minas (“exploitation concessions”) covering an area of approximately 156,361 hectares, which have been applied for by Madero on behalf of the Company.  Of these, 8 cateos (approximately 56,816 hectares) have been granted, while the balance of the cateos and the minas have been applied for but not yet granted.  The minas cover portions of the property subject to 4 of the granted cateos (which cateos will be dropped in conjunction with the grant of the minas, leaving an aggregate of 12 cateos and 13 minas).  The data which led to the discovery of the Diamante-Los Patos project was supplied by two prospectors, and in consideration of being provided with such data, the Company agreed to issue to the prospectors an aggregate of 100,000 common shares (issued).

San Jorge Basin Properties, Argentina

Ramirez concession

Pursuant to an option agreement dated March 13, 2007 between the Company and two Peruvian individuals, the Company has the option to acquire a 100% interest in and to 20 cateos located in the province of Chubut, Argentina (the “Ramirez” concessions).  In order to exercise the option, the Company is required to issue an aggregate 50,000 common shares as follows:  10,000 shares (issued), 21 days following TSXV acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of execution of the agreement (March 28, 2007).

Paniagua concessions

Pursuant to an option agreement dated March 13, 2007 between the Company and two Peruvian individuals, the Company has the option to acquire a 100% interest in and to 20 cateos located in the province of Chubut, Argentina (the “Paniagua” concessions).  In order to exercise the option, the Company is required to issue an aggregate 50,000 common shares as follows:  10,000 shares (issued) 21 days following TSXV acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of execution of the agreement (March 28, 2007).

Drago concessions

Pursuant to an option agreement dated March 13, 2007 between the Company and a Peruvian individual, the Company has the option to acquire a 100% interest in and to 11 cateos located in the province of Chubut, Argentina (the “Drago” concessions).  In order to exercise the option, the Company must issue an aggregate 50,000 common shares as follows:  10,000 shares (issued) 21 days following TSXV acceptance (May 23, 2007) of the agreement and an additional 10,000 shares on each of the first, second, third and fourth anniversaries of the date of execution of the agreement (March 28, 2007).

Castelli concessions

 Pursuant to an option agreement dated May 29, 2007 between the Company and two South American individuals as accepted by the optionors on July 30, 2007, the Company has the option to acquire a 100% interest in and to three cateos in Chubut Province in consideration of the issuance of an aggregate of 160,000 shares, as to 80,000 shares (issued) 30 days after TSXV acceptance (September 20, 2007) of the agreement and the balance of 80,000 shares on the first anniversary of the date of such acceptance.

Explomin Properties, Argentina

Pursuant to an option agreement dated May 29, 2007 between the Company and the individual shareholders of Exploraciones Mineras, S.A. (“Explomin”), a private Argentinean corporation, the Company has the sole and irrevocable option (subject to regulatory acceptance - received September 21, 2007), to acquire all of the outstanding securities of Explomin from its shareholders.  In order to exercise the option, the Company is required to pay the shareholders USD 50,000 (paid) and issue the shareholders an aggregate of 1,000,000 common shares, as follows: 100,000 common shares 30 days following TSXV acceptance (issued), 100,000 common shares on or before March 21, 2008 (postponed), 100,000 common shares on or before September 21, 2008, 250,000 common shares on or before March 21, 2009 and, 450,000 common shares on or before September 21, 2009.

At the time of the execution of the option, Explomin was the owner of five applications for cateos located in the province of Chubut, Argentina, aggregating 48,306 hectares and covering a number of known uranium occurrences.

Canada Properties

Mackenzie Project, British Columbia

Pursuant to an agreement dated May 2, 2005 between the Company and five individuals (the “Vendors”), the Company has the option to acquire a 100% interest in the Mackenzie Project, which is comprised of 118 mineral claims located in east-central British Columbia approximately 150 kilometres north of Prince George.  In order to acquire a 100% interest, the Company is required to:

1)

Pay the Vendors $80,000 (paid) and issue 100,000 common shares (issued) within 10 days of TSXV acceptance of the acquisition (received June 10, 2005);

2)

Pay the Vendors an additional $25,000 (paid) and issue an additional 200,000 common shares on or before June 10, 2006 (issued);

3)

Pay the Vendors an additional $25,000 and issue an additional 250,000 common shares on or before June 10, 2007; and

4)

Pay the Vendors an additional $25,000 and issue an additional 250,000 common shares on or before June 10, 2008.

The Vendors retain a 2% Net Smelter Return (“NSR”) on any production.  The Company may purchase 50% of the NSR, being 1%, for payment of $1,000,000 at any time until June 10, 2026.

Based on the results of the exploration work, the Company returned the property to the vendors and wrote off the investment of $1,811,195 as of November 30, 2007.

Courville, Quebec

Pursuant to an agreement entered into prior to November 30, 2007, but dated December 14, 2007, the Company was granted an option by GFK Resources Inc. (formerly Noise Media Inc.). GFK to acquire up to an undivided 20% interest in the Courville Property, located in the township of Courville, Quebec.

The Company may acquire an undivided 10% interest in the Courville Property (the “First Option”) upon incurring $125,000 in expenditures on the Property on or before December 30, 2007 ($127,381 incurred) or paying to the Company an amount equal to the difference between the actual expenditures incurred and $125,000.  The Company may acquire a further undivided 10% interest in the Property (the “Second Option”), for a total of a 20% interest, upon incurring an additional $250,000 in expenditures on the Property on or before December 30, 2008.  Upon exercise of the First Option or, if the Company elects to acquire a 20% interest, then upon exercise of the Second Option, GFK and the Company will be deemed to have formed a joint venture in respect of the Courville Property.  The Company will acquire its interest in the Courville Property subject to a 1.5% NSR in favour of the Vendor and a further 1.5% NSR in favour of a third party. The Company will be the operator of the Courville Property during the option period (note 13).

Peru Properties

Radiante I Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest in the Radiante I property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Radiante II Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest in the Radiante II property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Hilton Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest in the Hilton property, comprised of one mining concession in the Province of Carabaya, Peru, from Minera San Isidro S.A.C., a private Peruvian corporation, for 200,000 common shares (issued).

Voluptuosa Property, Peru

Pursuant to an agreement dated April 7, 2006, the Company acquired a 100% interest in the Voluptuosa property, comprised of three mining concessions (800 hectares) in the Province of Carabaya, Peru, from Minera Koripampa del Peru S.A. (“Koripampa”), a private Peruvian corporation, for US$167,000 (paid).

Amata Project, Peru

Pursuant to an agreement dated June 6, 2004 between the Company and Koripampa, the Company had the option to acquire all of the interest of Koripampa in and to an option agreement between Koripampa and Rio Tinto Mining and Exploration Limited with respect to the Amata Project in Southern Peru.  In order to acquire the interest, the Company was required to pay Koripampa USD 100,000 (paid) and issue 400,000 common shares to Koripampa, as to 200,000 common shares following TSXV acceptance (issued) and a further 200,000 common shares one year after closing (not issued), and to perform the obligations of Koripampa under the Rio Tinto agreement, which included incurring work expenditures of USD 700,000 and paying Rio Tinto USD 4,000,000 over 4 years to June 1, 2008.  On May 20, 2005, the Company terminated its agreement with Koripampa, and wrote off its investment in the property.

Title to Mineral Properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties for which titles have been issued are in good standing.

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

9.

INVESTMENT

		Fair Value		Net Book Value
	Number of Shares	November 30, 2007	November 30, 2006	November 30, 2007	November 30, 2006

Clearant, Inc.	1,510	$ 528	$ 7,186	$ 1	$ 1

The shares of Clearant, Inc. (“Clearant”) were acquired pursuant to a distribution of assets of an amalgamated company in which the Company originally invested in 1999.  Clearant began trading in April 2005 on the OTCBB market under the symbol “CLRI”.  In 2004 the Company wrote down its investment to a nominal value of $1.00.  Fair value is based upon a closing price of US$0.35 at November 30, 2007 (US$0.30 at November 30, 2006 – pre reverse stock split).  The shares have a legend attached that limited sales after March 25, 2006, the full legend removed by March 25, 2007.

A reverse stock split of the common stock of Clearant occurred on August 23, 2007.  Each 14 shares of Clearant’s previously issued and outstanding common stock was converted into one new common share of Clearant.  The Company now holds 1,510 shares of Clearant common stock.

10.

CAPITAL STOCK

Authorized

Unlimited number of common voting shares without par value

Unlimited number of preferred shares, issuable in series

Private Placements

The following table summarizes the Company’s recent private placements:

	2007	2006	2005
First placement during the year:
Private placement proceeds	$ 7,000,000	$ 2,152,500	$ 560,000
Number of units	3,500,000	1,230,000	1,000,000
Number of whole warrants	1,853,500	615,000	500,000
Unit price	$2.00	$1.75	$0.56
Warrant exercise price	$2.50	$2.25	$0.80
Warrant expiry date	March 9, 2009	Jan. 12, 2008	Dec. 23, 2006

Second placement during the year:		(flow – through)
Private placement proceeds	n/a	$ 585,000	$ 91,500
Number of units		300,000	150,000
Number of whole warrants		150,000	75,000
Unit price		$1.95	$0.61
Warrant exercise price		$2.25	$0.80
Warrant expiry date		Jan. 12, 2008	Jan. 5, 2007

Third placement during the year:
Private placement proceeds	n/a	$ 297,500
Number of units		170,000
Number of whole warrants		85,000
Unit price		$1.75
Warrant exercise price		$2.25
Warrant expiry date		Jan. 13, 2008

Private Placements

In June 2005, the Company completed a private placement consisting of 1,000,000 units at a price of $0.56 per unit for total proceeds of $560,000.  Each unit consisted of one common share and one-half share purchase warrant where one full warrant entitles the holder to purchase one common share at a price of $0.80 per share until December 23, 2006.  No finder’s fees were paid.  During the year ended November 30, 2007, 70,000 (2006 - 430,000; 2005 - Nil) warrants were exercised.

In July 2005, the Company completed a private placement consisting of 150,000 units at a price of $0.61 per unit for total proceeds of $91,500.  Each unit consisted of one common share and one-half share purchase warrant.  Each whole warrant entitles the holder to purchase one common share at a price of $0.80 per common share until January 5, 2007.  During the year ended November 30, 2007, 50,000 (2006 - 25,000; 2005 – Nil) warrants were exercised.

On July 12, 2006, the Company completed a brokered private placement consisting of 1,230,000 non flow-through units at a price of $1.75 and 300,000 flow-through units at a price of $1.95 for gross proceeds of $2,737,500.  The Agents were paid a commission consisting of $116,375 cash, 43,000 share purchase units and an option to purchase up to 153,000 common shares at a price of $2.00 until January 12, 2008.  Each unit consisted of one common share and one-half of a transferable warrant.  Each full warrant is exercisable to acquire one additional common share at a price of $2.25 until January 12, 2008.  During the year ended November 30, 2007, 139,183 options and 234,917 warrants (2006 – Nil) were exercised.

On July 13, 2006, the Company completed a non-brokered private placement consisting of 170,000 units at a price of $1.75 per unit for gross proceeds of $297,500.  Each unit consisted of one common share and one-half of a transferable warrant.  Each whole warrant is exercisable to acquire one additional common share at a price of $2.25 until January 13, 2008.  A cash finder’s fee of $29,750 was paid in connection with this placement.  During the year ended November 30, 2007 (2006 – Nil) no warrants were exercised.

On March 9, 2007, the Company completed a bought deal private placement of 3,500,000 units at $2.00 per unit for gross proceeds of $7,000,000.  The Company also issued 207,000 commission units valued at $414,000 and paid $76,000 in cash commissions and other expenses totalling $121,195, in connection with the private placement.  Each unit consisted of one common share and one-half of a warrant to purchase an additional common share at a price of $2.50 until March 9, 2009.  The warrants carry an accelerated expiry feature such that if at any time between July 10, 2007 and March 9, 2009, the daily volume-weighted average trading price of the Company’s shares trade above $4.00 for at least twenty consecutive trading days, the Company may, within 30 days, issue an expiry acceleration notice to the holders of the warrants and, if it does so, the warrants will expire 30 days from the date after the expiry acceleration notice is given (unless exercised).  During the year ended November 30, 2007, 648 warrants were exercised.

In connection with the March 2007 private placement, the Company granted 280,000 underwriters’ options to the underwriters, each underwriter’s option exercisable to acquire one share at a price of $2.00 per share until March 9, 2009. Stock-based compensation charges in respect of these grants totalled $701,716.  During the year ended November 30, 2007, 1,675 options were exercised.

Warrants

	2007	2006	2005
Outstanding, beginning of year	991,500	3,453,750	4,561,250
Issued:
Exercisable at $0.80	-	-	575,000
Exercisable at $2.25	-	871,500	-
Exercisable at $2.50	1,853,500	-	-
Exercised:
Exercised at $0.42	-	-	(225,000)
Exercised at $0.35	-	(745,000)	(780,000)
Exercised at $0.80	(120,000)	(1,338,250)	(577,500)
Exercised at $1.00	-	(1,206,250)	(100,000)
Exercised at $2.25	(234,917)	-	-
Exercised at $2.50	(648)	-	-
Expired	-	(44,250)	-
Outstanding, end of year	2,489,435	991,500	3,453,750

The following warrants were outstanding at November 30, 2007:

Number of Warrants	Exercise Price	Expiry Date
8,011	$2.25	January 12, 2008 (subsequently expired)
543,572	$2.25	January 12, 2008 (subsequently expired)
85,000	$2.25	January 13, 2008 (subsequently expired)
1,750,000	$2.50	March 9, 2009
102,852	$2.50	March 9, 2009
2,489,435

The following warrants were outstanding at November 30, 2006:

Number of Warrants	Exercise Price	Expiry Date
70,000	$0.80	December 23, 2006
50,000	$0.80	January 5, 2007
171,500	$2.25	January 12, 2008
615,000	$2.25	January 12, 2008
85,000	$2.25	January 13, 2008
991,500

The following warrants were outstanding at November 30, 2005:

Number of Warrants	Exercise Price	Expiry Date
1,206,250	$1.00	March 7, 2006
745,000	$0.35	March 15, 2006
952,500	$0.80	December 23, 2006
475,000	$0.80	May 14, 2006
75,000	$0.80	January 5, 2007
3,453,750

11.

STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

The Company has adopted an incentive stock option plan (the “2004 Plan”).  The essential elements of the 2004 Plan provide that the aggregate number of common shares of the Company’s capital stock issuable pursuant to options granted under the 2004 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2004 Plan will have a maximum term of five years.  The exercise price of options granted under the 2004 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSXV policies), or such other price as may be agreed to by the Company and accepted by the TSXV.  Options granted under the 2004 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested with the right to exercise one-fourth of the option upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

The Company uses the Black-Scholes option pricing model to value stock options granted. The model requires management to make estimates, which are subjective and may not be representative of actual results.  Changes in assumptions can materially affect estimates of fair values.  For purposes of the calculation and disclosures, the following assumptions were used:

Options granted	Risk free interest rate	Expected life	Expected volatility	Expected dividends
October 18, 2007	4.22%	2 years	71.72%	-
August 24, 2007	4.26%	2 years	73.52%	-
April 11, 2007	4.10%	2 years	73.87%	-
March 9, 2007	3.98%	2 years	74.19%	-
February 28, 2007	3.97%	2 years	73.86%	-
December 5, 2006	3.98%	2 years	70.81%	-
November 15, 2006	3.03%	2 years	67.77%	-
November 6, 2006	3.03%	2 years	67.90%	-
August 14, 2006	3.28%	2 years	68.88%	-
July 12, 2006	3.28%	1.5 years	62.43%	-
March 7, 2006	4.00%	2 years	70%	-
December 5, 2005	3.80%	2 years	59%	-
November 24, 2005	3.80%	2 years	74%	-
November 3, 2005	3.80%	2 years	68%	-
August 29, 2005	3.10%	2 years	51%	-
May 5, 2005	3.03%	2 years	129%	-

The 2007 stock-based compensation expense of $3,869,041 (2006 - $838,416; 2005 – $335,362) was calculated using the Black-Scholes option pricing model.  The expenses were based on options vested in the years and the following newly issued grants:

a)

December 5, 2006: options to acquire up to 400,000 shares granted to directors and exercisable at $2.00 per share for two years.

b)

February 28, 2007: options to acquire up to 500,000 shares granted to directors, officers and consultants and exercisable at $3.10 per share for two years.

c)

March 9, 2007: 280,000 underwriters’ compensation warrants, each underwriters’ warrant being exercisable to acquire one share at a price of $2.00 per share until March 9, 2009.

d)

April 11, 2007: options to acquire up to 525,000 shares granted to directors, officers, employees and consultants and exercisable at $4.74 per share for two years.

e)

August 24, 2007: options to acquire up to 375,000 shares granted to directors, officers, employees and consultants and exercisable at $2.90 per share for two years.

f)

October 18, 2007: options to acquire up to 300,000 shares granted to a director and exercisable at $3.10 per share for two years.

The stock-based compensation expenses were charged against operations, mineral properties or share issuance costs in the periods granted, with the corresponding credit to contributed surplus.  Upon exercise, a proportionate amount is credited to capital stock. The expenses were allocated as follows:

	2007	2006	2005
Consulting	$ 2,408,334	$ 431,691	$ 157,074
Investor relations	436,847	74,406	72,457
Salaries	89,091	69,546	-
Accounting	24,352	20,863	-
	2,958,624	596,506	229,531
Share issue costs	701,716	75,646	-
Mineral properties	208,701	166,264	105,831
	$ 3,869,041	$ 838,416	$ 335,362

Stock option transactions are summarized as follows for the years ended November 30:

	2007	2006	2005
Outstanding, beginning of year	1,768,000	1,260,000	920,000
Granted:
Exercisable at $0.70	-	-	585,000
Exercisable at $1.05	-	-	175,000
Exercisable at $1.00	-	-	50,000
Exercisable at $1.12	-	-	75,000
Exercisable at $1.41	-	75,000	-
Exercisable at $1.45	-	100,000	-
Exercisable at $2.00	-	153,000	-
Exercisable at $1.80	-	550,000	-
Exercisable at $1.65	-	310,000	-
Exercisable at $1.72	-	50,000	-
Exercisable at $2.00	400,000	-	-
Exercisable at $3.10	500,000	-	-
Exercisable at $2.00	280,000	-	-
Exercisable at $4.74	525,000	-	-
Exercisable at $2.90	375,000
Exercisable at $3.10	300,000
Exercised:
Exercised at $0.25	-	-	(20,000)
Exercised at $0.70	(330,000)	(655,000)	(75,000)
Exercised at $1.00	(50,000)	-	-
Exercised at $1.05	(75,000)	(75,000)	-
Exercised at $1.12	(75,000)	-	-
Exercised at $1.41	(75,000)	-	-
Exercised at $1.45	(85,000)	-	-
Exercised at $1.65	(110,000)	-	-
Exercised at $1.80	(280,000)	-	-
Exercised at $2.00	(190,858)	-	-
Cancelled	-	-	(25,000)
Cancelled	-	-	(425,000)
Outstanding, end of year	2,877,142	1,768,000	1,260,000

The following incentive stock options were outstanding at November 30, 2007, all of which were exercisable except 62,500 shares which vest on or before August 24, 2008:

Number of Shares	Exercise Price	Expiry Date

15,000	$1.45	March 7, 2008 (subsequently expired)
13,817	$2.00	January 12, 2008 (subsequently expired)
270,000	$1.80	August 14, 2008
200,000	$1.65	November 6, 2008
50,000	$1.72	November 15, 2008
350,000	$2.00	December 5, 2008
500,000	$3.10	February 28, 2009
278,325	$2.00	March 9, 2009
525,000	$4.74	April 11, 2009
375,000	$2.90	August 24, 2009
300,000	$3.10	October 18, 2009
2,877,142

The following incentive stock options were outstanding at November 30, 2006:

Number of Shares	Exercise Price	Expiry Date
330,000	$0.70	May 5, 2007
75,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
75,000	$1.41	December 5, 2007
100,000	$1.45	March 7, 2008
153,000	$2.00	January 12, 2008
550,000	$1.80	August 14, 2008
310,000	$1.65	November 6, 2008
50,000	$1.72	November 15, 2008
1,768,000

The following incentive stock options were outstanding at November 30, 2005:

Number of Shares	Exercise Price	Expiry Date
425,000	$0.70	September 29, 2006
560,000	$0.70	May 5, 2007
150,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
1,260,000

12.

CONTRIBUTED SURPLUS

The Company’s contributed surplus is comprised of the following:

	November 30 2007	November 30 2006	November 30 2005
Balance, beginning of year	$ 1,289,292	$ 825,012	$ 532,560
Stock-based compensation (note 11)	3,869,041	838,416	335,362
Stock options exercised	(773,423)	(374,136)	(42,910)
Balance, end of year	$ 4,384,910	$ 1,289,292	$ 825,012

13.

RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties in addition to those disclosed elsewhere as follows:

a)

The Company paid consulting fees of $1,876,104 (2006 - $324,621; 2005 - $135,856) to directors of the company which includes stock-based compensation of $1,717,074 (2006 - $225,623; 2005 - $30,856) and $756,539 (2006 - $135,546; 2005 - $28,000) to officers and consultants of the Company, which includes stock-based compensation of $465,839 (2006 - $99,546; 2005 - nil).

b)

The Company paid rent and administration fees of $59,235 (2006 - $69,937; 2005 - $55,867) to Cardero Resource Corp., a public company related by a common director and officers.

Amounts due to related parties (note 5) of $17,464 (2006 - $40,250) are comprised of $6,356 (2006 - $4,708) to an officer for consulting and $11,108 (2006 - $35,542) to directors and companies controlled by directors for expense reimbursements.

The Company has entered into an option agreement with GFK Resources Inc., a company whose President is also an officer of the Company (note 8).

The Company has entered into a retainer agreement dated May 1, 2007 with Lawrence W. Talbot Law Corporation (“LWTLC”), a company owned by an officer, pursuant to which LWTLC agrees to provide legal services to the Company. The Company is required to pay LWTLC a minimum annual retainer of $67,500, payable as to the sum of $5,625 per month. The retainer agreement may be terminated by LWTLC on a reasonable notice (which would not normally be expected to be less than 60 days), and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).

The Company has entered into a consulting agreement dated March 1, 2007 with Bosch Management Inc. (“Bosch”) a company owned by a director, pursuant to which Bosch agrees to provide management consulting services to the Company. The Company is required to pay Bosch a monthly fee of $15,000. The agreement may be terminated by Bosch with not less than 30 days’ notice and by the Company on one year’s notice (or payment of one year’s consulting fee in lieu of notice).

The Company has entered into a consulting agreement dated March 13, 2007 with Winslow Associates Management & Communications Inc. (“Winslow”) a company owned by an officer, pursuant to which Winslow agrees to provide financial accounting and financial reporting services to the Company. The Company is required to pay Winslow a monthly fee of $5,000. The term of the agreement shall be for 24 months and will automatically be extended for an additional 12 months. The agreement may be terminated by either party upon 30 days’ written notice to the other party after the first 3 months.

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties.

14.

INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 34.12% (2006 34.12%; 2005 - 34.99%) are as follows for the years ended November 30:

	2007	2006	2005
Loss before income taxes	$ (7,835,782)	$ (1,931,779)	$ (1,281,180)

Income tax recovery at statutory rates	$ 2,673,569	$ 659,123	$ 448,285
Non-deductible items	(1,012,243)	(209,289)	(132,693)
Property write offs	(991,361)	-	(3,198)
Other temporary differences	52,783	17,755	1,396
Loss for income tax purposes not recognized	(541,398)	(467,589)	(313,790)
Future income tax recovery	$ 181,350	$ - -	$ -

During the year ended November 30, 2006, the Company issued 300,000 common shares on a flow-through basis for proceeds of $585,000.  The flow-through agreement requires the Company to renounce certain tax deductions for Canadian exploration expenditures incurred on the Company’s mineral properties to the flow-through participants.  The Company incurred $585,000 of exploration expenditures relating to these flow-through shares resulting in a future income tax recovery of $181,350 from the renunciation of the exploration expenditures.

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for each fiscal year ended November 30:

	2007	2006	2005
Future income tax assets:
Property, plant and equipment	$ 9,881	$ 8,788	$ 7,208
Refundable acquisition fee and investment	32,285	39,342	40,345
Exploration and development expenditures	166,611	296,030	534,955
Share issuance costs	163,425	72,573	8,440
Losses available for future periods	1,778,840	1,797,783	1,631,584
	2,151,042	2,214,516	2,222,532
Valuation allowance	(2,151,042)	(2,369,963)	(2,222,532)
	$ -	$ (155,447)	$ -

The above losses available for future years have been determined by applying the income tax rates of 28% (2006 and 2005 – 34%) to each year.  These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $13,000,000, net capital losses of $936,000 and operating losses of approximately $5,417,000 available to reduce future Canadian taxable income as follows:

2008	$ 210,000
2009	254,000
2010	235,000
2012	127,000
2014	539,000
2015	938,000
2026	1,123,000
2027	1,991,000
$ 5,417,000

15.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended November 30
	2007	2006	2005
Cash paid during the year for:
Interest	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -

Accounts payable related to mineral property expenditures	$ 224,586	$ 158,537	$ 144,257
Non-cash exploration costs relating to stock-based compensation	$ 208,701	$ 166,264	$ 105,831

Since inception of the exploration stage, the Company has issued a total of 2,910,410 common shares (adjusted for roll-backs) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
2007	760,000	$ 2,678,300	Acquisition of mineral properties and subsidiary
2007	207,000	$ 414,000	Agent’s commission
2006	1,100,000	$ 1,843,000	Acquisition of mineral properties
2006	43,000	$ 75,250	Agent’s commission
2005	200,000	$ 238,000	Acquisition of mineral property
2004	200,000	$ 244,000	Acquisition of mineral property
2004	84,583	$ 20,300	Shares for debt owing
2002	23,750	$ 15,350	Finder’s fees
2002	139,402	$ 66,457	Shares for debt owing
1999	2,675	$ 8,025	Finder’s fees
1996	150,000	$ 600,000	Acquisition of mineral property

16.

CONTINGENCY AND COMMITMENT

a)

The Company has entered into a month-to-month arrangement for the rental of office premises and the provision of administrative services totalling $8,190 per month.

b)

All phases of the Company’s operations are subject to environmental regulations.  Environmental legislation, in the countries in which the Company is currently performing exploration work is evolving in a manner, which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees.  Although, presently, compliance with such laws is not a significant factor in the Company’s operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company’s operations.

17.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	Peru	Argentina	Total
2007
Mineral properties	$ 127,381	$ 1,209,859	$ 11,089,894	$ 12,427,134
Cash and cash equivalents	4,202,415	-	64,809	4,267,224
Refundable fee	100,000	-	-	100,000
Other	434,440	-	1,213,684	1,648,124
	$ 4,864,236	$ 1,209,859	$ 12,368,387	$ 18,442,482
2006
Mineral properties	$ 1,884,870	$ 1,200,005	$ 5,685,479	$ 8,770,354
Cash and cash equivalents	1,766,691	-	-	1,766,691
Refundable fee	100,000	-	-	100,000
Other	178,111	-	-	178,111
	$ 3,929,672	$ 1,200,005	$ 5,685,479	$ 10,815,156

18.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

19.

SUBSEQUENT EVENTS

Subsequent to November 30, 2007, the Company:

Pampa Coria Property, Argentina

Acquired by staking, the Pampa Coria property is located in Salta approximately 175 kilometres northwest of the Diamante-Los Patos property. The 100% owned property is comprised of 3 cateos totalling 27,911 hectares. The Company subsequently issued 50,000 common shares to the prospectors concerning the transaction.

Viento Property, Argentina

Acquired by staking, the Viento property is located in Catamarca approximately 100 kilometres south-southwest of the Diamante-Los Patos property. The property is comprised of 2 cateos (totalling 6,869 hectares) owned 100% by the Company. The Company subsequently issued 50,000 common shares to the prospectors concerning the transaction.

20.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“U.S. GAAP”)

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  Except as set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are deferred as explained in note 2.

Under U.S. GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.  Commercial feasibility is established in compliance with Industry Guide 7, which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under U.S. GAAP, mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property are less than the capitalized costs, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimated mineable reserves and mineral resources based on engineering reports, projected rates of production over the estimated mine life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

Trading securities and available-for-sale securities

Effective December 1, 2006, the Company adopted CICA Handbook Section 1530, “Comprehensive Income”, CICA Handbook Section 3855 (“Section 3855”), “Financial Instruments – Recognition and Measurement”, and CICA Handbook Section 3865, “Hedges”.  The adoption of the new standards had no impact on the consolidated financial statements for the year ended November 30, 2007.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), unrealized holding gains and losses for trading securities are included in the Statements of Operations and Deficit.  Temporary unrealized holding gains and losses for available-for-sale securities are excluded from the Statements of Operations and Deficit and reported as a net amount in a separate component of shareholders’ equity until realized.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, addresses standards for the reporting and display of comprehensive income and its components.  Comprehensive income includes net income and other comprehensive income.  Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under U.S. GAAP.

Recent accounting pronouncements

a)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6, “Accounting for Stripping Costs in the Mining Industry” (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No.43, “Restatement and Revision of Accounting Research Bulletins, Chapter 4”, “Inventory Pricing”, (“ARB No.43”).  Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of sales in the same period as the revenue from the sale of the inventory.  In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period.  The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted.  The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

b)

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143”.  A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Thus, the timing and (or) method of settlement may be conditional on a future event.  FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises).  Retrospective application for interim financial information is permitted but is not required.  The Company does not have any conditional asset retirement obligations.

c)

On July 13, 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”.  Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Additionally, Interpretation 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Interpretation 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted.  The Company is currently evaluating whether the adoption of Interpretation 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

d)

The following standards issued by the FASB do not impact the Company at this time:

SFAS No. 154, “Accounting Changes and Error Corrections” - a replacement of APB Opinion No. 20 and FASB No. 3.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”.

SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140”.

SFAS No. 157, “Fair Value Measurements”.

SFAS No, 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  This statement permits companies and not-for-profit organizations to make a one-time election to carry eligible types of financial assets and liabilities at fair value, even if fair value measurement is not required under GAAP.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.

 SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS 141. SFAF 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and will be effective for business combinations entered into after January 1, 2009.

SFAS No.160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No.51 (SFAS 160). SFAS 160 clarifies the accounting for non-controlling interests and establishes accounting and reporting standards for the non-controlling interest in a subsidiary, including classification as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not currently have any minority interests

The impact of the above differences between Canadian and U.S. GAAP on consolidated statements of loss, as reported, is as follows:

	Cumulative Amount from October 7, 1994 to November 30, 2007	Years Ended November 30
		2007	2006	2005
Loss for the year as reported	$ (17,416,721)	$ (7,654,432)	$ (1,931,779)	$ (1,281,180)
Less: Exploration and development costs expensed	(10,105,322)	(3,830,733)	(4,821,475)	(1,453,115)
Reverse amounts written off	2,905,513	2,905,513	-	-
Acquisition costs written off for U.S. GAAP	(581,000)	(581,000)	-	-
Compensation expense: stock options	(350,111)	-	-	-
Loss for the year in accordance with U.S. GAAP	(25,547,641)	(9,160,652)	(6,753,254)	(2,734,295)
Unrealized gain on investment	528	(6,658)	7,185	-
Comprehensive income (loss) per U.S. GAAP	$ (25,547,113)	$ (9,167,310)	$ (6,746,069)	$ (2,734,295)

The impact of the above differences between Canadian and U.S. GAAP on the consolidated statements of deficit, as reported, is as follows:

	Years Ended November 30,
	2007	2006	2005
Deficit, as reported	$ (17,416,721)	$ (9,762,289)	$ (7,830,510)
Cumulative exploration and development costs expensed	(10,105,322)	(6,274,590)	(1,453,115)
Net adjustment for property write offs	2,324,513	-	-
Cumulative compensation expense - stock options	(350,111)	(350,111)	(350,111)
Deficit in accordance with U.S. GAAP	$ (25,547,641)	$ (16,386,990)	$ (9,633,736)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the consolidated statements of cash flows, as reported, is as follows:

	2007	2006	2005
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (2,182,903)	$ (1,293,038)	$ (904,633)
Adjustments to net loss involving use of cash
Write-off of capitalized mineral property expenditures	(3,609,243)	(4,880,495)	(1,551,044)
Reverse acquisition costs included therein	53,260	211,005	203,760

Net cash used in operating activities of continuing operations in accordance with U.S. GAAP	(5,738,886)	(5,962,528)	(2,251,917)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(4,547,159)	(4,890,008)	(1,556,318)
Reclassification of capitalized mineral property expenditures	3,609,243	4,880,495	1,551,044
Reverse acquisition costs included therein	(53,260)	(211,005)	(203,760)

Net cash used in investing activities of continuing operations in accordance with U.S. GAAP	(991,176)	(220,518)	(209,034)

Net cash flows provided by financing activities of continuing operations in accordance with Canadian and U.S. GAAP	9,240,955	5,943,328	1,668,875

Foreign exchange effect on cash	(10,360)	-	-
Net increase (decrease) in cash and cash equivalents in accordance with Canadian and U.S. GAAP	2,500,533	(239,718)	(792,076)
Cash and cash equivalents, beginning of year in accordance with Canadian and U.S. GAAP	1,766,691	2,006,409	2,798,485

Cash and cash equivalents, end of year in accordance with Canadian and U.S. GAAP	$ 4,267,224	$ 1,766,691	$ 2,006,409

The impact of the above differences between Canadian and U.S. GAAP on the loss per share, as reported, is as follows:

	Years Ended November 30
	2007	2006	2005
Net loss for the year under U.S. GAAP	$ (9,160,652)	$ (6,753,254)	$ (2,734,295)
Weighted average number of shares outstanding under U.S. GAAP	24,254,256	17,145,600	11,648,823
Basic loss per share	$(0.38)	$(0.39)	$(0.23)

Diluted EPS has not been disclosed as the effect of the exercise of the Company’s outstanding options and warrants would be anti-dilutive.  The impact of the above differences between Canadian and U.S. GAAP on the statements of shareholders’ equity, as reported, is as follows:

	Capital Stock Amount	Share Subscription Received	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Deficit Accumulated during the Exploration Stage	Total
Shareholders’ equity as reported November 30, 2005	$ 10,911,313	-	$ 825,012	-	$ (7,830,510)	$ 3,905,815
Cumulative exploration and development costs				-	(1,453,115)	(1,453,115)
Cumulative compensation expense - stock options	-	-	350,111	-	(350,111)	-
Shareholders’ equity in accordance with U.S. GAAP at November 30, 2005	$ 10,911,313	-	$ 1,175,123	-	$ (9,633,736)	$ 2,452,700

Shareholders’ equity as reported November 30, 2006	$ 18,836,685	$ 4,000	$ 1,289,292	-	$ (9,762,289)	$ 10,367,688
Cumulative exploration and development costs				-	(6,274,590)	(6,274,590)
Cumulative compensation expense- stock options	-	-	350,111	-	(350,111)	-
Accumulated other comprehensive income	-	-	-	7,185	-	7,185
Shareholders’ equity in accordance with U.S. GAAP at November 30, 2006	$ 18,836,685	$ 4,000	$ 1,639,403	$ 7,185	$ (16,386,990)	$ 4,100,283

Shareholders’ equity as reported November 30, 2007	$ 30,805,743	-	$ 4,384,910	-	$ (17,416,721)	$ 17,773,932
Cumulative property write-off	-	-	-	-	2,905,513	2,905,513
Cumulative exploration and development costs	-	-	-	-	(10,105,322)	(10,105,322)
Cumulative acquisition costs written off	-	-	-	-	(581,000)	(581,000)
Cumulative compensation expense- stock options	-	-	350,111		(350,111)	-
Accumulated other comprehensive income	-	-	-	528	-	528
Shareholders’ equity in accordance with U.S. GAAP at November 30, 2007	$ 30,805,743	$ -	$ 4,735,021	$ 528	$ (25,547,641)	$ 9,993,651

The impact of the above differences between Canadian and U.S. GAAP on the balance sheets, as reported, is as follows:

	2007	2006
Total assets per Canadian GAAP	$ 18,442,482	$ 10,815,156
Fair value adjustment to investment	528	7,185
Expenditures on mineral properties expensed under U.S. GAAP	(10,105,322)	(6,274,590)
Net adjustment for mineral property write offs	2,324,513	-
Total assets per U.S. GAAP	$ 10,662,201	$ 4,547,751